                            SCHEDULE 14A INFORMATION
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                        LABRANCHE & CO INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                            NEW YORK, NEW YORK 10006

April 9, 2001

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders to be held on Tuesday, May 15, 2001 at 9:00 a.m., Eastern Standard Time, at the Regent Hotel, 55 Wall Street, New York, New York 10005.

    The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect three directors and to ratify the appointment of Arthur Andersen LLP as our independent public accountants.

    At the meeting, the Board of Directors will be pleased to report on our affairs, and a discussion period will be provided for questions and comments of general interest to stockholders.

    We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

    Thank you for your cooperation.

                                          Very truly yours,

                                          /s/ GEORGE M.L. LABRANCHE, IV

                                          George M. L. LaBranche, IV
                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                          PRESIDENT

                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                            NEW YORK, NEW YORK 10006

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 15, 2001
                            ------------------------

    Notice Is Hereby Given that the Annual Meeting of Stockholders of
LaBranche & Co Inc. will be held on Tuesday, May 15, 2001 at 9:00 a.m., Eastern Standard Time, at the Regent Hotel, 55 Wall Street, New York, New York 10005 for the following purposes:

        (1) To elect three Class II directors, each of whom is to serve for a term of three years;

        (2) To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 2001; and

        (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 23, 2001 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM J. BURKE, III

                                          WILLIAM J. BURKE, III
                                          SECRETARY

New York, New York
April 9, 2001

                              LABRANCHE & CO INC.
                               ONE EXCHANGE PLAZA
                               NEW YORK, NY 10006

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                              GENERAL INFORMATION

GENERAL

    This Proxy Statement (first mailed to stockholders on or about April 10, 2001) is furnished to the holders of the common stock, par value $.01 per share, of LaBranche & Co Inc. in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof (the "Annual Meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, May 15, 2001 at 9:00 a.m., Eastern Standard Time, at the Regent Hotel, 55 Wall Street, New York, New York 10005.

    It is proposed that at the Annual Meeting: (i) three Class II directors be elected to serve for a term of three years and (ii) the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 2001 be ratified.

    Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

    Proxies for use at the Annual Meeting are being solicited by and on behalf of our Board of Directors, primarily through the use of the mails. We have retained Morrow & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies and will pay Morrow & Co., Inc. a fee of approximately $3,500. In addition, our officers, directors, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

                        REVOCABILITY AND VOTING OF PROXY

    A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of our common stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by us prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for Class II director as shown on the form of proxy; and
(ii) the ratification of the appointment of Arthur Andersen LLP as our independent public accountants.

    Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy by filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares of our common stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby "FOR" the election of each of the nominees for director as shown on the form of proxy and "FOR" the ratification of the appointment of Arthur Andersen LLP as our independent public accountants and in accordance with their best judgment on any other matters which may properly come before the meeting.

                         RECORD DATE AND VOTING RIGHTS

    On March 23, 2001, there were 57,363,060 shares of our common stock outstanding, each of which shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on March 23, 2001 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but will not be counted with respect to the specific matter being voted upon. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

    The affirmative vote of the holders of a plurality of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Arthur Andersen LLP as our independent public accountants.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                      CERTAIN STOCKHOLDERS AND MANAGEMENT

    The following table sets forth information as of March 23, 2001 regarding the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than five percent of the outstanding common stock;
(ii) each of our directors and nominees for director; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation" below); and (iv) all our directors and executive officers as a group.

    All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is: c/o One Exchange Plaza, New York, New York 10006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent such options are currently exercisable or convertible within 60 days of March 23, 2001, are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.

NAME AND ADDRESS                                             SHARES BENEFICIALLY   PERCENTAGE OF SHARES
OF BENEFICIAL OWNER(1)                                              OWNED           BENEFICIALLY OWNED
----------------------                                       -------------------   --------------------
George M. L. (Michael) LaBranche, IV(2)....................       3,677,761                 6.4%
George E. Robb, Jr.........................................       3,556,008                 6.2
Robert M. Murphy(3)........................................       1,500,000                 2.6
James G. Gallagher(4)......................................       2,285,433                 4.0
Alfred O. Hayward, Jr.(5)..................................       1,941,401                 3.4
S. Lawrence Prendergast(6).................................         107,000                   *
E. Margie Filter...........................................           1,871                   *
Thomas E. Dooley...........................................             451                   *
Harvey S. Traison..........................................           4,000                   *
Michael J. Naughton........................................       1,958,066                 3.4
All executive officers and directors as a group (10
  persons)(7)..............................................      15,031,991                25.9

------------------------

*   Less than 1%

(1) Each of our managing directors at the time of our initial public offering in August 1999 entered into a stockholders' agreement pursuant to which he or she agreed to vote his or her shares as determined by a majority of Messrs. LaBranche, Gallagher and Hayward. Messrs. LaBranche, Gallagher and Hayward beneficially own an aggregate of 7,904,595 shares of common stock, constituting approximately 13.7% of the outstanding shares of our common stock. As a result of the stockholders' agreement, Messrs. LaBranche, Gallagher and Hayward, acting together as a group, may be deemed to beneficially own an aggregate of 34,844,776 shares of common stock (including the 7,904,595 shares beneficially owned by them individually), constituting approximately 59.9% of the outstanding shares of our common stock. Each of Messrs. LaBranche, Gallagher and Hayward disclaims beneficial ownership of any and all shares of common stock held by any person or entity other than him.

(2) Includes options to purchase 166,667 shares of our common stock which are exercisable within 60 days.

(3) Includes fully-vested options to purchase 493,890 shares of our common stock.

(4) Includes options to purchase 83,333 shares of our common stock which are exercisable within 60 days.

(5) Includes options to purchase 33,333 shares of our common stock which are exercisable within 60 days.

(6) Includes options to purchase 100,000 shares of our common stock which are exercisable within 60 days.

(7) Includes options to purchase 877,223 shares of our common stock which are exercisable within 60 days.

                 PROPOSAL NO. 1--ELECTION OF CLASS II DIRECTORS

    Three Class II directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (each of whom is currently one of our directors). Our Board of Directors has been classified pursuant to our Amended and Restated Certificate of Incorporation. In accordance with the provisions of the Certificate of Incorporation, we divided our directors into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting our entire Board of Directors. Class I directors will serve until the 2003 annual meeting of our stockholders, Class II directors will serve until this Annual Meeting and Class III directors will serve until the 2002 annual meeting of our stockholders. At each annual meeting of our stockholders, successors to the directors whose terms expire at that annual meeting will be elected for a three-year term. The Annual Meeting is our second annual meeting since our initial public offering in August 1999.

    Michael LaBranche, Alfred O. Hayward, Jr. and Robert M. Murphy currently serve as Class I directors for a term expiring at the 2003 annual meeting of our stockholders or at a special meeting held in lieu thereof; James G. Gallagher,
S. Lawrence Prendergast and George E. Robb, Jr. currently serve as Class II directors for a term expiring at this Annual Meeting or at a special meeting held in lieu thereof; and E. Margie Filter, Thomas E. Dooley and Harvey S. Traison currently serve as Class III directors for a term expiring at the annual meeting of our stockholders to be held in 2002 or at a special meeting held in lieu thereof. Messrs. Robb and Murphy became Class II and Class I directors, respectively, in connection with our acquisition of ROBB PECK McCOOEY Financial Services, Inc. on March 15, 2001. In accordance with the provisions of our certificate of incorporation, each of James G. Gallagher, S. Lawrence Prendergast and George E. Robb, Jr. has been nominated for election as a Class II director at the Annual Meeting. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by our Board of Directors to replace the nominee or to fill the vacancy. All three of the current nominees have consented to be named and have indicated their intent to serve if elected. Our Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

    Our nominees, their respective ages, the year in which each first became one of our directors and their principal occupations or employment during the past five years are as follows:

                                                         YEAR FIRST              PRINCIPAL OCCUPATION
NOMINEE                                       AGE      BECAME DIRECTOR          DURING PAST FIVE YEARS
-------                                     --------   ---------------          ----------------------
James G. Gallagher........................     53           1999         James G. Gallagher has been our
                                                                         Executive Vice President and a
                                                                         director since our initial public
                                                                         offering in August 1999. Mr.
                                                                         Gallagher has served as a member of
                                                                         the Managing Committee of LaBranche &
                                                                         Co. LLC since July 1998. From 1980 to
                                                                         July 1998, Mr. Gallagher was a
                                                                         specialist and Managing Partner with
                                                                         Fowler, Rosenau & Geary, LLC. Mr.
                                                                         Gallagher is currently a NYSE Senior
                                                                         Floor Official, and has also served
                                                                         for seven years as a NYSE Floor
                                                                         Governor.

S. Lawrence Prendergast...................     59           1999         S. Lawrence Prendergast has been our
                                                                         Executive Vice President, Finance and
                                                                         a director since our initial public
                                                                         offering in August 1999. From May
                                                                         1997 to August 1999, Mr. Prendergast
                                                                         was the Chairman and CEO of AT&T
                                                                         Investment Management Corp, a money
                                                                         management subsidiary of AT&T
                                                                         Corporation. Prior to 1997, Mr.
                                                                         Prendergast was the Vice President
                                                                         and Treasurer of AT&T for 14 years.
                                                                         Mr. Prendergast currently is a
                                                                         director of AT&T Investment
                                                                         Management Corp.

George E. Robb, Jr........................     44           2001         George E. Robb, Jr. has been a
                                                                         director since March 2001. From
                                                                         February 1976 to March 2001, Mr. Robb
                                                                         was employed by ROBB PECK McCOOEY
                                                                         Financial Services, Inc. ("RPM") as a
                                                                         specialist, and from 1985 to March
                                                                         2001, Mr. Robb was a member of the
                                                                         Executive Committee of RPM's Board of
                                                                         Directors and a director of RPM's
                                                                         subsidiary, ROBB PECK McCOOEY
                                                                         Specialist Corporation.

    During the fiscal year ended December 31, 2000, our Board of Directors held eight meetings and acted five times by unanimous written consent in lieu of a meeting.

    During the fiscal year ended December 31, 2000, each of our directors attended 75% or more of the total number of meetings of our Board of Directors (held during the period for which he or she was a director).

                                BOARD COMMITTEES

    Our Board of Directors has an audit committee and a compensation committee.

    The audit committee of our Board of Directors was established on March 17, 2000 and currently is composed of E. Margie Filter and Thomas E. Dooley. The audit committee charter adopted by the Board of Directors requires that the number of directors comprising the audit committee must be increased to three by June 1, 2001. The audit committee reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of our annual audits, fees to be paid to our auditors, the performance of our independent auditors and our accounting practices. The audit committee is comprised solely of independent directors.

    The compensation committee of our Board of Directors was established on March 17, 2000 and is composed of E. Margie Filter, Thomas E. Dooley and Michael LaBranche. The compensation committee recommends, reviews and oversees salaries, bonuses, benefits and equity incentives for our employees, consultants and directors. The compensation committee also administers our incentive compensation plans. The compensation committee is comprised of a majority of independent directors.

    Prior to March 17, 2000, the duties described above were fulfilled by our Board of Directors.

DIRECTOR COMPENSATION

    We have appointed three non-employee directors. Each of our non-employee directors currently receives an annual retainer of $28,000 and attendance fees of $1,500 per board meeting and $1,000 per committee meeting attended. The attendance fees are paid after the end of each year in shares of our common stock under our Equity Incentive Plan. Our employee directors do not receive any additional compensation for serving on our Board of Directors or any committee of our board.

                                 VOTE REQUIRED

    The three nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them will be elected as Class II directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

    OUR BOARD OF DIRECTORS DEEMS THE ELECTION AS CLASS II DIRECTORS OF THE THREE NOMINEES TO BE IN THE BEST INTERESTS OF LABRANCHE AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers are as follows:

NAME                                          AGE                           POSITION
----                                        --------                        --------
Michael LaBranche.........................     45      Chairman, Chief Executive Officer and President

Robert M. Murphy..........................     44      Director and Chief Executive Officer of LaBranche &
                                                       Co. LLC

James G. Gallagher........................     53      Executive Vice President and Director

Alfred O. Hayward, Jr.....................     52      Executive Vice President and Director

S. Lawrence Prendergast...................     59      Executive Vice President, Finance and Director

Harvey S. Traison.........................     61      Senior Vice President, Chief Financial Officer and
                                                       Director

E. Margie Filter..........................     61      Director

Thomas E. Dooley..........................     45      Director

George E. Robb, Jr........................     44      Director

    MICHAEL LABRANCHE has been our Chairman, Chief Executive Officer and President since our initial public offering in August 1999. Mr. LaBranche has served as Chairman of the Managing Committee of LaBranche & Co. LLC since 1996, as a member of the Managing Committee of LaBranche & Co. LLC since 1988 and as a specialist with LaBranche & Co. LLC since 1977. He currently is a Governor of the NYSE and is a member of the NYSE's Market Performance Committee.

    ROBERT M. MURPHY became a member of our Board of Directors on March 16, 2001, when we acquired RPM, and has been the Chief Executive Officer of LaBranche & Co. LLC since March 16, 2001. From 1985 to March 2001, Mr. Murphy was an Executive Vice President and director of RPM and served as Vice Chairman, President and Chief Executive Officer of ROBB PECK McCOOEY Specialist Corporation. Mr. Murphy is a member of the board of directors of the NYSE. He also serves on the NYSE's Market Performance Committee, Finance and Audit Committee, Committee for Review, Technology Planning and Oversight Committee and subcommittee on Floor Facilities. Previously, he was a NYSE governor and floor official.

    JAMES G. GALLAGHER has been our Executive Vice President and a director since our initial public offering in August 1999. Mr. Gallagher has served as a member of the Managing Committee of LaBranche & Co. LLC since 1998. From 1980 to July 1998, Mr. Gallagher was a specialist and Managing Partner with Fowler, Rosenau & Geary, LLC. Mr. Gallagher is currently a NYSE Senior Floor Official, and has also served for seven years as a NYSE Floor Governor.

    ALFRED O. HAYWARD, JR. has been our Executive Vice President and a director since our initial public offering in August 1999. Mr. Hayward has been a specialist with LaBranche & Co. LLC since 1983 and has served as a member of the Managing Committee of LaBranche & Co. LLC since 1994. He currently sits on the NYSE Arbitration Panel and is involved with NYSE education programs.
Mr. Hayward has served as a NYSE Floor Official and has also served as the Chairman of the NYSE's Allocation Committee.

    S. LAWRENCE PRENDERGAST has been our Executive Vice President, Finance and a director since our initial public offering in August 1999. From May 1997 to August 1999, Mr. Prendergast was the Chairman and CEO of AT&T Investment Management Corp. Prior to 1997, Mr. Prendergast was the

Vice President and Treasurer of AT&T for 14 years. Mr. Prendergast currently is a director of AT&T Investment Management Corp., a money management subsidiary of AT&T.

    HARVEY S. TRAISON has been our Senior Vice President and Chief Financial Officer and a director since March 2000. As of December 31, 1999, Mr. Traison retired from the position of Vice President, Treasurer and as a member of the Board of Directors of DaimlerChrysler North America Holding Corporation and DaimlerChrysler Canada Finance Inc. Mr. Traison joined Daimler-Benz (a predecessor of DaimlerChrysler) in 1984.

    E. MARGIE FILTER has been a director of LaBranche since October 1999.
Ms. Filter joined Xerox Corporation in 1973, and is currently Vice President, Treasurer and Secretary of Xerox Corporation and President and Chief Executive Officer of Xerox Credit Corporation. Ms. Filter is also a director of Baker Hughes Inc. and Briggs and Stratton Corporation.

    THOMAS E. DOOLEY has been a director of LaBranche since March 2000.
Mr. Dooley is Co-Chairman and Chief Executive Officer of DND Capital Partners, a venture capital and investment advisory firm that specializes in the media and telecommunications markets. Prior to forming DND Capital Partners in June 2000, Mr. Dooley was Deputy Chairman of Viacom Inc. He was also a member of Viacom's Executive Committee, its Board of Directors and held the title of Executive Vice President, Finance, Corporate Development and Communications. Mr. Dooley currently is a director of the International Radio & Television Society, and is a member of the Cable and Telecommunications Association for Marketing (CTAM), the Museum of Television and Radio and the American Management Association.

    GEORGE E. ROBB, JR. became a member of our Board of Directors on March 16, 2001, when we acquired RPM. From 1976 to March 2001, Mr. Robb was employed by RPM as a specialist, and since 1985 to March 2001, was a member of the Executive Committee of RPM's board of directors and President and a director of RPM's specialist subsidiary, ROBB PECK McCOOEY Specialist Corporation. He became a specialist in 1977, and has over 25 years of experience in the specialist business.

    There are no family relationships among any of our directors and executive officers.

                             EXECUTIVE COMPENSATION

    Prior to our reorganization transactions in August 1999, many of our managing directors were members of LaB Investing Co. L.L.C., the former general partner of our specialist subsidiary, LaBranche & Co. LLC (when it was a partnership). The aggregate amount of compensation received by all our managing directors generally approximated LaB Investing Co. L.L.C.'s interest in LaBranche & Co. LLC's income before managing directors' compensation. These payments of compensation were allocated among our managing directors based on the managing directors' respective percentage interests in the profits of LaB Investing Co. L.L.C. Since our reorganization from partnership to corporate form, our managing directors, including our executive officers, receive compensation in the form of salary plus participation in our Equity Incentive Plan and our Annual Incentive Plan.

    The following table sets forth the annual compensation we paid during fiscal 2000 and 1999 to our Chief Executive Officer and our four other highest paid executive officers named in the table whose total salary for fiscal 2000 and 1999 exceeded $100,000 for services rendered in all capacities. The amounts for 1999 reflect the amounts paid to these individuals under the compensation arrangements in effect prior to our reorganization in August 1999, plus amounts paid under the restructured compensation plan following our reorganization. As a result, these amounts may not be indicative of amounts to be paid to the named executive officers in future years.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                            COMPENSATION
                                                                            -------------   PRE-REORGANIZATION
                                                                ANNUAL                      ------------------
                                     POST-REORGANIZATION     COMPENSATION    SECURITIES
                                    ----------------------   ------------    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR         SALARY      BONUS(1)     STOCK OPTIONS    COMPENSATION(2)
---------------------------         --------      --------   ------------   -------------   ------------------
Michael LaBranche
  Chairman, Chief Executive
  Officer and President...........    2000        $250,000    $3,450,000            --           $      --
                                      1999          93,750       815,460       500,000           4,226,312
James G. Gallagher
  Executive Vice President........    2000         250,000     1,075,000            --                  --
                                      1999          93,750       375,625       250,000           2,826,863
Alfred O. Hayward, Jr.
  Executive Vice President........    2000         250,000     1,950,000            --                  --
                                      1999          93,750       500,460       100,000           2,831,843
Vincent J. Flaherty
  Senior Vice President,
  Floor Operations................    2000         229,167       900,000            --                  --
                                      1999          93,750       300,460        50,000(3)        4,010,514
Michael J. Naughton
  Senior Vice President,
  Specialist Operations...........    2000         250,000       700,000            --                  --
                                      1999          93,750       250,460       100,000(4)        2,831,843

------------------------

(1) Reflects bonus amount earned in such fiscal year.

(2) Reflects managing directors' compensation from our partnership paid to our named executive officers before our reorganization.

(3) Mr. Flaherty forfeited options to purchase 33,333 shares of common stock due to his retirement from LaBranche on November 30, 2000.

(4) Mr. Naughton forfeited options to purchase 66,667 shares of common stock due to his retirement from LaBranche on March 30, 2001.

    The following table sets forth certain summary information concerning individual grants of stock options made during the year ended December 31, 2000 to each of our named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

    We did not grant any options to our named executive officers during the year ended December 31, 2000. The following table sets forth the number of options and value of unexercised options held by each of our named executive officers at December 31, 2000.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                        NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                         OPTIONS AT YEAR END         MONEY OPTIONS AT YEAR END
                                     ---------------------------   -----------------------------
                                     EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                     -----------   -------------   -------------   -------------
Michael LaBranche..................    166,667        333,333       $2,760,422      $5,520,828
James G. Gallagher.................     83,333        166,667        1,380,203       2,760,422
Alfred O. Hayward, Jr..............     33,333         66,667          552,078       1,104,172
Michael J. Naughton................     33,333         66,667          552,078       1,104,172

    Vincent J. Flaherty, our former Senior Vice Pesident, Floor Operations, retired on November 30, 2000. On December 28, 2000, Mr. Flaherty exercised options to purchase 16,667 shares of our common stock. The aggregate value of the common stock acquired by Mr. Flaherty upon this exercise was $465,925. Upon his retirement, Mr. Flaherty forfeited his right to exercise the remainder of his options.

              EMPLOYMENT AGREEMENTS AND NONCOMPETITION AGREEMENTS

    As part of the reorganization of our firm from partnership to corporate form in anticipation of our initial public offering, our managing directors at that time, all of whom were members of LaB Investing Co. L.L.C. prior to the initial public offering, exchanged their membership interests in LaB Investing Co. L.L.C. for shares of our common stock. We entered into employment agreements, pledge agreements and agreements regarding noncompetition and other covenants with managing directors. We have also entered into an employment agreement and noncompetition agreement with S. Lawrence Prendergast, our Executive Vice President, Finance, and an employment agreement with Harvey S. Traison, our Senior Vice President and Chief Financial Officer, which contains comparable provisions regarding noncompetition. The material terms of the employment, noncompetition and pledge agreements are described below.

THE EMPLOYMENT AGREEMENTS

    Each employment agreement, other than the employment agreements with Messrs. Prendergast and Traison, has an initial term of at least one but not more than five years, requires the employee to devote his entire working time to our business and affairs, contains various restrictive covenants and is terminable on 90 days' notice by either party. The employment agreement with Mr. Prendergast had an initial term of one year, and was automatically renewable for additional one-year periods and terminable on 30 days' notice by either party. Mr. Prendergast's employment agreement requires him to devote his time as is reasonably necessary for him to perform his duties and responsibilities. The employment agreement with Mr. Traison has an initial term of three years expiring on March 17, 2003, requires him to devote substantially all his business time to the performance of his duties and responsibilities, is terminable on 90 days' notice by either party and provides for automatic one-year renewals, subject to notice of termination.

THE NONCOMPETITION AGREEMENTS

    Each noncompetition agreement contains the following provisions:

    CONFIDENTIALITY. The managing director or executive officer who is a party to the agreement is required to protect and use "confidential information" in accordance with the restrictions which we place on its use and disclosure.

    NONCOMPETITION. During employment and until the later of 12 months following termination of employment with us or the fifth anniversary of our initial public offering, the managing director or executive officer who is a party to the agreement may not:

    - form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

    - associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any business activity that is related to his or her activities with us.

    For this purpose, a "competitive enterprise" is any business enterprise that engages in activity, or owns or controls a significant interest in an entity that engages in activity that competes directly or indirectly, with any activity in which we are engaged. These activities include, without limitation, specialist services and/or securities brokerage, sales, lending, custody, clearance, settlement or trading.

    NONSOLICITATION. During employment and until the later of 12 months following termination of employment with us or the fifth anniversary of our initial public offering, the managing director or executive officer who is a party to the agreement may not, directly or indirectly:

    - solicit any of our listed companies;

    - interfere with or damage any relationship between us and any of our listed companies or prospective listed companies; or

    - solicit any of our employees to apply for, or accept employment with, any competitive enterprise.

    TRANSITION ASSISTANCE. Each noncompetition agreement also provides that the managing director or executive officer who is a party to the agreement will take all actions and do all things reasonably requested by us during a 90-day transition period following termination of employment to maintain the business, goodwill and business relationships in which or with which he or she was previously involved on our behalf.

    LIQUIDATED DAMAGES. If a managing director breaches the noncompetition or nonsolicitation provisions of the noncompetition agreement before the later of 12 months following termination of employment with us or the fifth anniversary of the date of our initial public offering, then he or she will be liable for liquidated damages in an amount equal to 75% of the aggregate value of the common stock and cash received by that managing director from us in exchange for his or her membership interest in LaB Investing Co. L.L.C. Neither the noncompetition agreement with our Executive Vice President, Finance nor the noncompetition provisions of the employment agreement with our Senior Vice President/Chief Financial Officer provides for the payment of liquidated damages.

THE PLEDGE AGREEMENTS

    Under the pledge agreements, the liquidated damages obligations under the noncompetition agreements are secured by a pledge of common stock with an initial value equal to 100% of the liquidated damages amount. A managing director's pledge agreement will terminate on the earliest to occur of:

    - the death of the managing director;

    - the fifth anniversary of the date of the completion of our initial public offering; or

    - payment in cash or other satisfaction by the managing director of all liquidated damages incurred.

NONEXCLUSIVITY AND ARBITRATION

    The liquidated damages and pledge arrangements discussed above are not exclusive of any injunctive relief to which we may be entitled for a breach of a covenant against competition or solicitation. Prior to and after the expiration of the pledge agreements, we will be entitled to all available remedies for a breach of the noncompetition agreements. The employment and noncompetition agreements generally provide that any disputes thereunder will be resolved by binding arbitration.

                   INCENTIVE AWARDS TO LABRANCHE'S EMPLOYEES

THE EQUITY INCENTIVE PLAN

    As of December 31, 2000, there were outstanding, under our Equity Incentive Plan, (1) options granted to our executive officers to purchase an aggregate of 1,150,000 shares of our common stock at a purchase price of $14.00,
(2) restricted stock units for 950,262 shares of common stock granted to our employees, (3) 300,000 shares of restricted stock issued to three floor brokers at our Henderson Brothers subsidiary and (4) 368 shares of unrestricted stock issued to one of our independent directors as compensation for her attendance at board meetings in 1999. Subject to continuing service with the firm and certain other conditions, the options already granted generally are exercisable in three equal annual installments commencing on the first anniversary of the date of the grant. The outstanding restricted stock units generally will vest in three equal annual installments commencing on August 24, 2002 (the third anniversary of our August 24, 1999 initial public offering). The 300,000 shares of restricted stock, which were granted to three floor brokers of our Henderson Brothers subsidiary in August and September 2000, vest in three annual installments on the anniversary of the date they were granted, subject to their continued employment with Henderson Brothers.

    TYPES OF AWARDS. The Equity Incentive Plan provides for grants of options to purchase shares of common stock, including options intended to qualify as incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), and options which do not qualify as ISOs ("NQSOs"), restricted shares of our common stock, restricted stock units, the value of which is tied to shares of our common stock, and other equity-based awards related to our common stock.

    AVAILABLE SHARES. A maximum of 4,687,500 shares of our common stock has been reserved for issuance under the Equity Incentive Plan. The number, class and exercise price per share will be adjusted proportionately or as otherwise appropriate to reflect any increase in, decrease in, or exchange of the outstanding shares of our common stock through merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, stock dividend or similar corporate transaction. These shares may be authorized but unissued shares of our common stock or issued shares of our common stock held in our treasury or otherwise acquired for the purposes of the Equity Incentive Plan. New awards may be granted under the Equity Incentive Plan with respect to shares of our common stock covered by any award that terminates or expires by its terms (by cancellation or otherwise) or with respect to shares of our common stock that are withheld or surrendered to satisfy a recipient's income tax or other withholding obligations or tendered to pay the purchase price of any award. As of December 31, 2000, there were available 2,192,701 shares of our common stock with respect to which awards may be granted under the Equity Incentive Plan.

    The maximum number of shares of our common stock with respect to which options, restricted stock, restricted stock units or other equity-based awards may be granted under the Equity Incentive

Plan during any calendar year to any employee may not exceed 500,000 shares, subject to adjustment upon certain corporate transactions (as described above).

    ELIGIBILITY. Awards under the Equity Incentive Plan may be granted to any of our directors, officers, managing directors or other employees, including any prospective employee, and to any of our advisors or consultants selected by the compensation committee of our Board of Directors.

    ADMINISTRATION. The Equity Incentive Plan is administered by the compensation committee of our board of directors. The compensation committee has full discretion and authority to make awards under the Equity Incentive Plan, to apply and interpret the provisions of the Equity Incentive Plan and to take such other actions as may be necessary or desirable in order to carry out the provisions of the Equity Incentive Plan. The determinations of the compensation committee on all matters relating to the Equity Incentive Plan and the options, restricted stock, restricted stock units and other equity-based awards granted thereunder are final, binding and conclusive.

    STOCK OPTIONS. The compensation committee may authorize the grant of ISOs and NQSOs in such amounts and subject to such terms and conditions as it may determine. The exercise price of an option granted under the Equity Incentive Plan may not be less than the fair market value of our common stock on the date of grant (as determined under the plan). Unless sooner terminated or exercised, options will generally expire ten years from the date of grant. Payment for shares acquired upon the exercise of an option may be made (as determined by the compensation committee) in cash and/or such other form of payment as may be permitted from time to time, which may include previously-owned shares of our common stock or pursuant to a broker's cashless exercise procedure. Except as otherwise permitted by the compensation committee, no option may be exercised more than 30 days after termination of the optionee's service (or, if the optionee's service is terminated by reason of disability or death, one year thereafter). If an optionee's employment is terminated for cause, the options held by such optionee immediately terminate. An optionee has none of the rights of a stockholder with respect to shares subject to an option until the issuance of such shares.

    RESTRICTED STOCK. The compensation committee may grant restricted shares of our common stock in amounts, and subject to terms and conditions (such as time and/or performance-based vesting criteria), as it may determine. Generally, prior to vesting, the recipient has the rights of a stockholder with respect to the restricted stock, subject to any restrictions and conditions as the compensation committee may include in the award agreement.

    RESTRICTED STOCK UNITS. The compensation committee may grant restricted stock units, the value of which is tied to shares of our common stock, in amounts, and subject to terms and conditions, as the compensation committee may determine. Recipients of restricted stock units have only the rights of general unsecured creditors and no rights as a stockholder until the common stock referenced by the restricted stock units is delivered to the recipient.

    OTHER EQUITY-BASED AWARDS. The compensation committee may grant other types of equity-based awards related to our common stock under the Equity Incentive Plan, including the grant of unrestricted shares of our common stock and stock appreciation rights, in amounts and subject to terms and conditions as the compensation committee may determine. These awards may involve the transfer of actual shares of common stock or the payment in cash or otherwise of amounts based on the value of shares of our common stock.

    CHANGE IN CONTROL. The compensation committee may provide, in any award agreement, for provisions relating to a "change in control" of us or any of our subsidiaries or affiliates, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions with respect to, the award.

    NONASSIGNABILITY. Except to the extent otherwise provided in an award agreement or approved by the compensation committee with respect to NQSOs, no award granted under the Equity Incentive

Plan will be assignable or transferable other than by will or by the laws of descent and distribution and all awards will be exercisable during the life of a recipient only by the recipient or his or her legal representative.

    AMENDMENT AND TERMINATION. The Equity Incentive Plan may be amended or terminated at any time by our board of directors, subject, however, to stockholder approval in the case of certain material amendments, such as an increase in the number of shares available under the Equity Incentive Plan or a change in the class of individuals eligible to participate in the Equity Incentive Plan.

    U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the material U.S. federal income tax consequences generally applicable to awards granted under the Equity Incentive Plan.

    The grant of an option will have no income tax consequences to the recipient or to us. Upon the exercise of an option, other than an ISO, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the shares of common stock subject to the option on the date of exercise over the exercise price for such shares (i.e., the option spread), and we generally will be entitled to a corresponding tax deduction in the same amount. Upon the sale of the shares of our common stock acquired pursuant to the exercise of an option, the recipient will recognize capital gain or loss equal to the difference between the selling price and the sum of the exercise price plus the amount of ordinary income recognized on the exercise.

    A recipient generally will not recognize ordinary income upon the exercise of an ISO (although, on exercise, the option spread is an item of tax preference potentially subject to the alternative minimum tax), and we will not receive any deduction. If the stock acquired upon exercise of an ISO is sold or otherwise disposed of within two years from the grant date or within one year from the exercise date, then gain realized on the sale generally is treated as ordinary income to the extent of the ordinary income that would have been realized upon exercise if the option had not been an ISO, and we generally will be entitled to a corresponding deduction in the same amount. Any remaining gain is treated as capital gain.

    If the shares acquired upon the exercise of an ISO are held for at least two years from the grant date and one year from the exercise date and the recipient is employed by us at all times beginning on the grant date and ending on the date three months prior to the exercise date, then all gain or loss realized upon the sale will be capital gain or loss and we will not receive any deduction.

    In general, an individual who receives an award of restricted stock will recognize ordinary income at the time such award vests in an amount equal to the difference between the value of the vested shares and the purchase price for such shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient at such time.

    The recipient of an award of restricted stock units generally will recognize ordinary income upon the issuance of the shares of common stock underlying such restricted stock units in an amount equal to the difference between the value of such shares and the purchase price for such units and /or shares, if any, and we generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the recipient at such time.

    With respect to other equity based awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income equal to the cash or the fair market value of shares or other property delivered, less any amount paid by the participant for such award. Generally, we will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

THE ANNUAL INCENTIVE PLAN

    We adopted the LaBranche & Co Inc. Annual Incentive Plan at the time of our initial public offering in August 1999. Our managing directors and other employees selected by the compensation committee of our board of directors are eligible to participate in the Annual Incentive Plan. Under this plan, a compensation pool of up to 30% of our pre-tax income, or such lesser percentage determined by the compensation committee, is set aside for our managing directors and other employees selected by the compensation committee to participate in this plan. In determining the 30% compensation pool, each managing director's salary of $250,000 per year and the compensation expenses relating to the awards under our Equity Incentive Plan are deducted. Under the plan, no individual participant may receive more than 25% of the compensation pool for any fiscal year. The amounts payable under the Annual Incentive Plan to our plan participants are reviewed on an annual basis and are based on such factors and considerations as the compensation committee deems appropriate in individual cases and on our operating results and the overall performance of these participants. An award by the compensation committee to our managing directors and other employees is completely discretionary. The Annual Incentive Plan may be amended or terminated at any time by our board of directors.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee of our Board of Directors was established on March 17, 2000 and currently is composed of E. Margie Filter, Thomas E. Dooley and Michael LaBranche. The compensation committee recommends, reviews and oversees salaries, bonuses, benefits and equity incentives for our employees, consultants and directors. The compensation committee also administers our incentive compensation plans. The compensation committee is comprised of a majority of independent directors.

    Prior to March 17, 2000, the duties described above were performed by our Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report of our compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

    The compensation committee was established on March 17, 2000 and currently is composed of E. Margie Filter, Thomas E. Dooley and Michael LaBranche. The compensation committee administers our executive compensation programs, monitors corporate performance and its relationship to compensation of executive officers, and makes appropriate recommendations and decisions concerning matters of executive compensation.

    COMPENSATION PHILOSOPHY. We believe that executive compensation should be closely related to increased stockholder value. One of the strengths contributing to our success is a strong management team. Our compensation program is designed to enable us to attract, retain and reward capable employees who can contribute to our continued success, principally by linking compensation with the attainment of key business objectives. Equity participation and a strong alignment to stockholders' interests are key elements of our compensation philosophy. Accordingly, our executive compensation program is designed to provide competitive compensation, support our strategic business goals and reflect our performance.

    The compensation program reflects the following principles:

    - Compensation should encourage increased stockholder value;

    - Compensation programs should support our short- and long-term strategic business goals and objectives;

    - Compensation programs should reflect and promote our values and reward individuals for outstanding contributions toward business goals; and

    - Compensation programs should enable us to attract and retain highly qualified professionals.

    PAY MIX AND MEASUREMENT. Our executive compensation is comprised of two components, base salary and incentives, each of which is intended to serve the overall compensation philosophy.

    BASE SALARY. Our salary levels are intended to be consistent with competitive pay practices and levels of responsibility, with salary increases reflecting competitive trends, our overall financial performance and resources, general economic conditions as well as a number of factors relating to the particular individual, including the performance of the individual executive, and level of experience, ability and knowledge of the job. The salary levels for 2000 were determined by our compensation committee.

    INCENTIVES. For 2000, incentives consisted of cash awards under our Annual Incentive Plan. The granting of cash awards was discretionary and was dependent principally on our overall performance and the performance of each individual employee. We expect to continue to grant annual cash awards consistent with our performance. We also are authorized to grant equity-based awards. The equity-based awards typically consist of stock options and restricted stock units granted to our executives and other employees pursuant to our Equity Incentive Plan. We did not grant any stock options during the year ended December 31, 2000. During August and September 2000, we issued to certain newly hired employees an aggregate of 200,000 and 100,000 shares of restricted stock, respectively, each with an issue cost of $.01 per share and a fair market value of $26.50 and $30.13 per share, respectively. The restricted stock, which is subject to continuing service with the Company, will vest in three annual installments on each anniversary of the grant date. In addition, during 2000, 36,891 shares of common stock underlying restricted stock units were forfeited as a result of a failure to meet vesting requirements, and 77,502 shares vested as part of severance arrangements.

    In the future, in addition to cash awards, we may from time to time grant additional equity-based incentives. We believe that the equity-based awards provide our employees with an opportunity to increase their ownership of our common stock and potentially gain financially from increases in the price or our common stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned. The equity-based awards were, and we expect will continue to be, based primarily on an employee's potential contribution to our growth and profitability. Generally, these grants vest over a period of time, and executives and other employees must continue to be employed by us in order for such grants to vest.

    CHIEF EXECUTIVE OFFICER COMPENSATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000. In August 1999, Mr. LaBranche entered into an employment agreement with LaBranche. This employment agreement currently provides for an annual base salary of $250,000, plus a bonus to be determined by the compensation committee. We deem the employment arrangements with Mr. LaBranche to be appropriate considering our overall performance and that of Mr. LaBranche.

    TAX EFFECTS. Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Non-deductibility would result in additional tax cost to us. Through
December 31, 2000, this provision did not affect our tax deductions, but we will continue to monitor the potential impact of Section 162(m) on our ability to deduct executive compensation.

    GENERAL. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. We further believe that our compensation practices are directly tied to stockholder returns and linked to the achievement of our annual and longer-term financial and operational results on behalf of our stockholders. In view of our performance and achievement of goals and competitive conditions, we believe that compensation levels during fiscal 2000 adequately reflect our compensation goals and policies.

    March 23, 2001                      Compensation Committee Members
                                          Michael LaBranche
                                          E. Margie Filter
                                          Thomas Dooley

                         REPORT OF OUR AUDIT COMMITTEE

    The audit committee of our Board of Directors was established on March 17, 2000 and currently is composed of E. Margie Filter and Thomas E. Dooley. On
May 30, 2000, our Board of Directors adopted the audit committee charter, a copy of which is annexed to this proxy statement as ANNEX A. The audit committee reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendations of our auditors regarding staffing needs, the scope of our annual audits, fees to be paid to our auditors, the performance of our independent auditors and our accounting practices. The audit committee is comprised solely of independent directors.

    In accordance with the audit committee charter, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During the year ended December 31, 2000, the audit committee met four times, and the chairman, as representative of the audit committee, discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, controller and independent auditors prior to public release.

    In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and LaBranche that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1--"Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The audit committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of LaBranche's internal controls and the internal function's organization responsibilities, budget and staffing. The audit committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

    The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended--"Communication with Audit Committees" and with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

    Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to the Board that LaBranche's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The audit committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation.

    March 23, 2001                           Audit Committee Members
                                              E. Margie Filter
                                              Thomas Dooley

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

    Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2000 all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEASE PAYMENT ON MEMBERSHIPS

    Some of our executive officers have contributed the use of their NYSE memberships to LaBranche & Co. LLC and receive lease payments from LaBranche & Co. LLC based on the market value of the memberships. For 2000, the named executive officers listed below received payments from LaBranche & Co. LLC in the amounts set forth opposite their names:

NAME                                                          LEASE INCOME
----                                                          ------------
Michael LaBranche...........................................    $276,000
James G. Gallagher..........................................     276,000
Michael J. Naughton.........................................     276,000

INTEREST ON INDEBTEDNESS

    A family member of Mr. Flaherty, who retired in November 2000, holds $600,000 of subordinated indebtedness due August 31, 2001, which currently bears interest at an annual rate of 10.0% payable on a quarterly basis.
Mr. LaBranche's spouse holds $1.3 million of secured subordinated indebtedness due March 2, 2002, which currently bears interest at an annual rate of 8.0% payable on a quarterly basis. The agreements relating to this debt have automatic rollover provisions which extend the maturity for an additional year, unless the lender provides notice at least seven months prior to maturity. The interest income in 2000 for Mr. Flaherty's family member was $60,000 and the interest income in 2000 for Mr. LaBranche's spouse was $108,333.

                      COMPARATIVE PERFORMANCE BY LABRANCHE

    The SEC requires us to present a chart comparing the cumulative total stockholder return on our common stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group. Although the chart would normally be for a five-year period, our common stock began trading publicly on August 19, 1999 and, as a result, the following chart commences as of such date. This chart compares our common stock with (i) the NYSE Composite Index and (ii) the NYSE Financials Index. The chart assumes (a) $100 was invested on August 19, 1999 in each of our common stock, the stocks comprising the NYSE Composite Index and the stock comprising the NYSE Financials Index and (b) the reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

          NYSE COMPOSITE INDEX  NYSE FINANCIALS INDEX   LAB
8/19/99                    100                    100     100
8/31/99                  98.71                  96.37   98.28
9/30/99                  95.56                  91.25   77.16
10/31/99                100.82                 103.36   92.24
11/30/99                101.74                  99.38   74.57
12/31/99                104.83                  98.43   87.93
1/31/00                 100.22                  95.39   94.83
2/29/00                  95.53                  87.19   83.62
3/31/00                 104.41                 100.81   87.07
4/30/00                 103.84                  98.04   82.33
5/31/00                 103.75                    103   84.48
6/30/00                 103.64                   99.1   99.14
7/31/00                 103.27                 107.88  140.52
8/31/00                 108.73                 117.07  207.76
9/30/00                 106.88                 119.04  230.17
10/31/00                107.36                 118.86  273.28
11/30/00                101.52                 112.86  160.34
12/31/00                105.89                 123.27  210.78

                  PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

    The stockholders will be asked to ratify the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending
December 31, 2001. Arthur Andersen LLP audited our consolidated financial statements for the fiscal year ended December 31, 2000. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.

AUDIT FEES

    The aggregate fees billed for professional services rendered for the audit of our audited financial statements for the year ended December 31, 2000 and reviews of the financial statements for the first three fiscal quarters of 2000 was $250,000.

ALL OTHER FEES

    The aggregate fees billed by Arthur Andersen during the year ended
December 31, 2000 for other services totaled $806,676. These services included acquisition-related services, tax planning and compliance, and the audit of our retirement plan.

    Our audit committee has determined that the services described above that were rendered by Arthur Andersen are compatible with the maintenance of Arthur Andersen's independence from our management.

                                 VOTE REQUIRED

    The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote is required for the ratification of the appointment of Arthur Andersen LLP as our independent public accountants. Abstentions and broker non-votes have the same legal effect as votes cast against this proposal.

    THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF LABRANCHE AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

    All stockholder proposals which are intended to be presented at our annual meeting of stockholders to be held in 2002 must be received by us no later than November 30, 2001 for inclusion in our proxy statement and form of proxy relating to that meeting.

    Stockholder proxies obtained by our Board of Directors in connection with our annual meeting of stockholders to be held in 2002 will confer on the proxies discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our Secretary before February 9, 2002.

                                 OTHER BUSINESS

    Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

    The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM J. BURKE, III

                                          William J. Burke, III
                                          SECRETARY

Dated: April 9, 2001

    A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: LABRANCHE & CO INC., ATTENTION:
SECRETARY, ONE EXCHANGE PLAZA, NEW YORK, NEW YORK 10006.

                                                                         ANNEX A

                            AUDIT COMMITTEE CHARTER
                              LABRANCHE & CO INC.

    The Board of Directors (the "Board") of LaBranche & Co Inc. (the "Company") hereby constitutes and establishes a Audit Committee (the "Committee") with authority, responsibility and specific duties described below.

                                 * * * * * * *

COMPOSITION

    The Committee shall initially consist of two Directors. The number of Directors shall be increased to at least three Directors no later than June 1, 2001. These Audit Committee Directors are (i) independent (as defined by the New York Stock Exchange) and (ii) financially literate (as interpreted by the Board of Directors in its business judgment), or must become financially literate within a reasonable period after his or her appointment. At least one member of the committee shall have accounting or related financial management expertise, as interpreted by the Board of Directors in its business judgment. The Board of Directors shall also appoint a Chairperson of the Committee. The Secretary of the Company, or in his or her absense such person as may be designated by the Chairperson of the Committee, shall act as secretary and keep the minutes of all meetings of the Committee.

AUTHORITY

    The Committee shall provide oversight on matters relating to accounting, financial reporting, internal control, auditing and regulatory compliance matters, consistent with legal and regulatory requirements as hereinafter set forth and such other matters as the Board of Directors shall from time to time direct, and shall periodically report to the Board with respect thereto.

RESPONSIBILITY

    The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditor is responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

    The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

    1. Recommend to the Directors the selection, retention and, when necessary, the replacement of the independent accountants to audit the consolidated financial statements of the Company.

    2. Meet with the independent accountants, internal auditor(*) and management to review the scope of the proposed audit for the current year and any non-audit services performed. Review the compensation paid to the independent accountants for all services provided to ensure that the independence of the accountants has not been impaired. Discuss with Company management their satisfaction with the quality of all services provided by the independent accountants.

------------------------

* Until such time as an Internal Auditor is designated, the Company's Compliance Director will assume the responsibility.

    3. Ensure the independence of the independent accountants by monitoring and reviewing, and discussing with the Board, if necessary, any relationships between the independent accountants and the Company or any other relationships that may adversely affect the independence of the accountants.

    4. Review with the Company's financial management, independent accountants and internal auditor the adequacy and effectiveness of the internal auditing function of the Company's (a) systems of internal accounting, operating and financial reporting controls, and computerized information systems controls and security; and (b) internal audit procedures, including the adequacy of internal audit staffing and budget.

    5. Review the expense account and perquisites of officers, including their use of corporate assets, with the internal auditor.

    6. Discuss the proposed internal audit plan for the coming year with the internal auditor and the independent accountants to ensure internal and external audit efforts have been coordinated and directed toward maximizing audit effectiveness.

    7. Review a summary of internal audit findings, inquire whether appropriate corrective actions have been taken on significant audit findings and review the current status of the annual internal audit plan and explanations of any significant deviations from the original plan.

    8. Review matters relating to changes in accounting principles as well as important developments emanating from the accounting and auditing professions, the SEC, NYSE, NASD and other authorities. The Committee will review the Company's quarterly and annual reports on Forms 10-Q and 10-K, respectively, including a discussion of any items required to be communicated by the auditors under SAS 61 and generally accepted accounting standards. The Chairperson of the Committee may represent the entire Committee for the purposes of this review.

    9. Meet with each of the independent accountants, internal auditor and members of management to discuss the evaluation of the Company's financial and other management and independent accountants, and whether there was full, free and unrestricted access to all Company records, property, personnel and business transactions during the audit(s).

    10. Inquire about any disagreement with management, which, if not resolved to the independent accountants' satisfaction, would have caused them to issue a qualified reprt on the Company's financial statements. "Disagreements" for this purpose shall be those contemplated by Item 304 of SEC regulation S-K or successor rule.

    11. Review with the Company's outside legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or government agencies.

    12. Submit minutes of all Committee meetings to the Board of Directors.

    13. Recommend to the Board of Directors any changes in the authority, responsibility or duties of the Committee, and/or this Charter.

    In carrying out its responsibilities, the Committee must remain flexible in order to react to changing conditions and to assure the Directors and stockholders that corporate accounting and reporting practices are functioning in accordance with all requirements and are of the highest quality.

                               LABRANCHE & CO INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 2001

      George M.L. (Michael) LaBranche, IV and Harvey S. Traison, each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of LaBranche & Co Inc. held of record by the undersigned on March 23, 2000 at the Annual Meeting of Stockholders to be held on 9:00 a.m. (New York time) on May 15, 2000, at the Regent Hotel, 55 Wall Street, New York, New York 10005 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

      WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR PROPOSAL 1 AND FOR PROPOSAL 2.

THE BELOW-SIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED THEREWITH.








             PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

                     LABRANCHE & CO INC. 2001 ANNUAL MEETING

Proposal No. 1. ELECTION OF CLASS II DIRECTORS:

1 - JAMES G. GALLAGHER        |_| FOR all nominees       |_|   WITHHOLD AUTHORITY
2 - S. LAWRENCE PRENDERGAST       listed to the left           to vote for all nominees
3 - GEORGE E. ROBB, JR.           (except as specified         listed to the left.
                                  below)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

                                                         ----------------------
                                                         ----------------------

Proposal No. 2.   Proposal to ratify the appointment of     |_| FOR     |_| AGAINST   |_| ABSTAIN
                  Arthur Andersen LLP as LaBranche's
                  Independent public accountants for
                  the year ending December 31, 2001.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

Check appropriate box
Indicate changes below:             Date _______________________, 2001

Address Change? |_|        Name Change? |_|
                                             NO. OF SHARES

                                             -----------------------------------

                                             -----------------------------------

                                             SIGNATURE(S) IN BOX

                                             Important: Please sign exactly as
                                             name appears on this card. Each
                                             joint owner should sign. Executors,
                                             administrators, trustees, etc.
                                             should give full title as such. If
                                             signor is a corporation, please
                                             give full corporate name by duly
                                             authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.